Exhibit 99.1

Praxair Announces Price Increases

DANBURY, Conn.--(BUSINESS WIRE)--February 28, 2011--Praxair, Inc. (NYSE: PX), and its divisions and subsidiaries (Praxair Distribution, Praxair Electronics and Praxair Canada) are notifying bulk and packaged industrial gas customers in the United States and Canada of increases in prices effective March 15, 2011, or as contracts permit, as follows:

  Up to 15% for nitrogen, oxygen, argon, hydrogen, and carbon dioxide;
  Up to 20% for helium;
  Up to 15% for facility fees or monthly bulk product charges and cylinder rental rates;
  Up to 6% on equipment and consumables.

Price adjustments may be higher or lower than these ranges in accordance with contract provisions.

These adjustments are being implemented in response to continuing premium production, distribution and feedstock sourcing costs; current supply/demand imbalances in some products; hardgoods vendor increases; and to improve and maintain infrastructure necessary to reliably supply our customers.

Praxair, Inc. is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2010 sales of $10 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

CONTACT:
Praxair, Inc.
Media
Maureen Fama, 203-837-2025
maureen_fama@praxair.com
or
Investors
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com